SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

---------------

SCHEDULE 13G
(Rule 13d-102)


ROGUE WAVE SOFTWARE, INC.
-------------------------
(Name of Issuer)

COMMON STOCK
-----------------------------------------------------------------------------
(Title of Class of Securities)

775369-10-1
-----------------------------------------------------------------------------
(CUSIP Number)


-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[   ]	Rule 13d-1(b)

	[ X ]	Rule 13d-1(c)

	[   ]	Rule 13d-1(d)

----------------
	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















(Page 1 of __ Pages)


CUSIP NO.	775369-10-1 		Page 2 of 14 Pages
	---------------------

	(1)	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS	(ENTITIES ONLY)
		PCM Partners L.P.
		-----------------------------------------------------------------

	(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	[   ]
				(b)	[ X ]
		-----------------------------------------------------------------

	(3)	SEC USE ONLY

		-----------------------------------------------------------------

	(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
			   New York State
		-----------------------------------------------------------------

	(5)	SOLE VOTING POWER
	NUMBER OF			- 0 -
	SHARES	-----------------------------------------------------------
	BENEFICIALLY	(6)	SHARED VOTING POWER
	OWNED BY			706,900
	EACH	-----------------------------------------------------------
	REPORTING	(7)	SOLE DISPOSITIVE POWER
	PERSON WITH			- 0 -
		-----------------------------------------------------------
	(8)	SHARED DISPOSITIVE POWER
			706,900
	-----------------------------------------------------------

	(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			706,900
		-----------------------------------------------------------------

	(10)	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	[   ]
		-----------------------------------------------------------------

	(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
			6.5%
		-----------------------------------------------------------------

	(12)	TYPE OF REPORTING PERSON
			OO
		-----------------------------------------------------------------




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

---------------

SCHEDULE 13G
(Rule 13d-102)


ROGUE WAVE SOFTWARE, INC.
-------------------------
(Name of Issuer)

COMMON STOCK
-----------------------------------------------------------------------------
(Title of Class of Securities)

775369-10-1
-----------------------------------------------------------------------------
(CUSIP Number)


-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[   ]	Rule 13d-1(b)

	[ X ]	Rule 13d-1(c)

	[   ]	Rule 13d-1(d)

----------------
	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















(Page 3 of 14 Pages)


CUSIP NO.	775369-10-1 		Page 4 of 14 Pages
	---------------------


	(1)	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS	(ENTITIES ONLY)
		PCM Ventures, LLC
		-----------------------------------------------------------------

	(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	[   ]
				(b)	[ X ]
		-----------------------------------------------------------------

	(3)	SEC USE ONLY

		-----------------------------------------------------------------

	(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
			New York State
		-----------------------------------------------------------------

	(5)	SOLE VOTING POWER
	NUMBER OF			- 0 -
	SHARES	-----------------------------------------------------------
	BENEFICIALLY	(6)	SHARED VOTING POWER
	OWNED BY			706,900
	EACH	-----------------------------------------------------------
	REPORTING	(7)	SOLE DISPOSITIVE POWER
	PERSON WITH			- 0 -
		-----------------------------------------------------------
	(8)	SHARED DISPOSITIVE POWER
			706,900
	-----------------------------------------------------------

	(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			706,900
		-----------------------------------------------------------------

	(10)	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	[   ]
		-----------------------------------------------------------------

	(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
			6.5%
		-----------------------------------------------------------------

	(12)	TYPE OF REPORTING PERSON
			OO
		-----------------------------------------------------------------




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

---------------

SCHEDULE 13G
(Rule 13d-102)

(Amendment No. 1)


ROGUE WAVE SOFTWARE, INC.
-------------------------
(Name of Issuer)

COMMON STOCK
-----------------------------------------------------------------------------
(Title of Class of Securities)

775369-10-1
-----------------------------------------------------------------------------
(CUSIP Number)


-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[ X ]	Rule 13d-1(b)

	[   ]	Rule 13d-1(c)

	[   ]	Rule 13d-1(d)

----------------
	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).














(Page 5 of 14 Pages)


CUSIP NO.	775369-10-1 		Page 6 of14 Pages
	---------------------


	(1)	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS	(ENTITIES ONLY)
		Paradigm Capital Management, Inc.	   14-170168
		-----------------------------------------------------------------

	(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	[   ]
				(b)	[ X ]
		-----------------------------------------------------------------

	(3)	SEC USE ONLY

		-----------------------------------------------------------------

	(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

		-----------------------------------------------------------------

	(5)	SOLE VOTING POWER
	NUMBER OF			- 0 -
	SHARES	-----------------------------------------------------------
	BENEFICIALLY	(6)	SHARED VOTING POWER
	OWNED BY			1,780,200
	EACH	-----------------------------------------------------------
	REPORTING	(7)	SOLE DISPOSITIVE POWER
	PERSON WITH			- 0 -
		-----------------------------------------------------------
	(8)	SHARED DISPOSITIVE POWER
			1,780,200
	-----------------------------------------------------------

	(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			1,780,200
		-----------------------------------------------------------------

	(10)	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	[ X ]
		-----------------------------------------------------------------

	(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
			16.3%
		-----------------------------------------------------------------

	(12)	TYPE OF REPORTING PERSON*
			IA
		-----------------------------------------------------------------




Item 1(a).	Name of Issuer:

	Rogue Wave Software, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

	5500 Flatiron Parkway
	Boulder, CO  80301

Item 2(a).	Name of Person Filing:

	PCM Partners L.P.

Item 2(b).	Address of Principal Business Office:

		9 Elk Street
		Albany, NY  12207

Item 2(c).	Citizenship:

		A New York limited partnership

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		775369-10-1

Item 3.		Inapplicable.  This Statement is filed pursuant to Rule 13d-1(c).


Item 4.	Ownership.

	(a)	Amount beneficially owned:

			706,900

	(b)	Percent of class:

			6.5%

	(c)	Number of shares as to which has person has:

			(i)	Sole power to vote or to direct the vote:

				- 0 -

			(ii)	Shared power to vote or to direct the vote:

				706,900

		(iii)	Sole power to dispose or to direct the disposition
of:

			- 0 -

		(iv)	Shared power to dispose or to direct the disposition
of:

			706,900

The foregoing percentages assume that the number of shares of Common Stock issued and outstanding is 10,909,166, as reported in the Issuer's Definitive Proxy Statement dated December 13, 2000.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The Reporting Person is a limited partnership, of which the general partner is PCM Ventures, LLC. PCM Ventures, LLC manages the property of PCM Partners L.P.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company or
Control Person:

	Not applicable.

Item 8.	Identification and Classification of Members of the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 26, 2001	PCM PARTNERS L.P., by PCM
VENTURES, LLC, its General Partner

							By:	_____________________________
							        Peter E. Bulger


Item 1(a).	Name of Issuer:

	Rogue Wave Software, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

	5500 Flatiron Parkway
	Boulder, CO  80301

Item 2(a).	Name of Person Filing:

	PCM Ventures, LLC

Item 2(b).	Address of Principal Business Office:

		9 Elk Street
		Albany, NY  12207

Item 2(c).	Citizenship:

		A New York limited liability company

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		775369-10-1

Item 3.		Inapplicable.  This Statement is filed pursuant to Rule 13d-1(c).


Item 4.	Ownership.

	(a)	Amount beneficially owned:

			706,900

	(b)	Percent of class:

			6.5%

	(c)	Number of shares as to which has person has:

			(i)	Sole power to vote or to direct the vote:

				- 0 -

			(ii)	Shared power to vote or to direct the vote:

				706,900

		(iii)	Sole power to dispose or to direct the disposition
of:

			- 0 -

		(iv)	Shared power to dispose or to direct the disposition
of:

			706,900

The foregoing percentages assume that the number of shares of Common Stock issued and outstanding is 10,909,166, as reported in the Issuer's Definitive Proxy Statement dated December 13, 2000.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The Reporting Person is the general partner of PCM Partners L.P. and as such manages the property of PCM Partners L.P. All shares of Common Stock reported by the Reporting Person are owned by PCM
Partners L.P.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company or
Control Person:

	See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 26, 2001	PCM VENTURES, LLC

							By:	_____________________________
							        Peter E. Bulger


Item 1(a).	Name of Issuer:

	Rogue Wave Software, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

	5500 Flatiron Parkway
	Boulder, CO  80301

Item 2(a).	Name of Person Filing:

	Paradigm Capital Management, Inc.

Item 2(b).	Address of Principal Business Office:

		9 Elk Street
		Albany, NY  12207

Item 2(c).	Citizenship:

		A New York corporation

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		775369-10-1

Item 3.		This statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c) and the person filing is an investment adviser in accordance
Rule 13d-1(b)(1)(ii)(E).

Item 4.	Ownership.

	(a)	Amount beneficially owned:

			1,780,200

	(b)	Percent of class:

			16.3%

	(c)	Number of shares as to which has person has:

			(i)	Sole power to vote or to direct the vote:

				- 0 -

			(ii)	Shared power to vote or to direct the vote:

				1,780,200



		(iii)	Sole power to dispose or to direct the disposition
of:

			- 0 -

		(iv)	Shared power to dispose or to direct the disposition
of:

			1,780,200

The foregoing percentages assume that the number of shares of Common Stock issued and outstanding is 10,909,166, as reported in the Issuer's Definitive Proxy Statement dated December 13, 2000.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The Reporting Person holds shares of Common Stock for the benefit of third parties, including PCM Partners L.P., in customer and fiduciary accounts in the ordinary course of business. The
Reporting Person disclaims all beneficial interest in any shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company or
Control Person:

	See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 26, 2001	PARADIGM CAPITAL MANAGEMENT, INC.

							By:	_____________________________

								Peter E. Bulger





Exhibit A



	PCM Ventures, LLC is the general partner of PCM Partners L.P.



Exhibit B

Joint Filing Agreement



	In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934 (the "Act"), the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D or Schedule 13G, including any amendments thereto; but such joint filing shall not be construed as an admission that a filing person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities not counted on such filing person's cover page.


PCM PARTNERS L.P., by PCM
VENTURES, LLC, its General Partner


By:	_____________________________

             Peter E. Bulger

PCM VENTURES, LLC


By:	_____________________________

              Peter E. Bulger


PARADIGM CAPITAL MANAGEMENT, INC.


By:	_____________________________

									   Peter E. Bulger

(..continued)






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